     As filed with the Securities and Exchange Commission on June 30, 1998
                                                      Registration No. 333-45759

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       PROTEIN POLYMER TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   33-0311631
                      (I.R.S. Employer Identification No.)

                           10655 SORRENTO VALLEY ROAD
                          SAN DIEGO, CALIFORNIA  92121
                                 (619) 558-6064
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         J. THOMAS PARMETER                           COPY TO:
 CHAIRMAN & CHIEF EXECUTIVE OFFICER          ROBERT A. MILLER, JR., ESQ.
 PROTEIN POLYMER TECHNOLOGIES, INC.     PAUL, HASTINGS, JANOFSKY & WALKER LLP
     10655 SORRENTO VALLEY ROAD         555 S. FLOWER STREET
     SAN DIEGO, CALIFORNIA 92121                 TWENTY-THIRD FLOOR
           (619) 558-6064                  LOS ANGELES, CALIFORNIA  90071
                                                  (213) 683-6000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                        [_]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                       [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]..................

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                             [_]


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                                              Proposed
Title of each class                                  Proposed maximum          maximum
of securities to be                 Amount to be         offering        aggregate offering        Amount of
registered                           registered       price per unit            price          registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      2,207,702 Shares     $0.875  (1) (2)         (1) (2)            $10.92  (1)
------------------------------------------------------------------------------------------------------------------

 (1) A registration fee of $718.65 was previously paid with respect to 2,165,418 shares. A registration fee of $10.92 is being paid with respect to an additional 42,284 shares included in this Amendment.

 (2) Estimate with respect to the additional 42,284 shares included in this Amendment based on sales price of the Registrant's Common Stock as reported on NASDAQ on June 29, 1998 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

              ___________________________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.


                   Subject to Completion, Dated June __, 1998

PROSPECTUS
----------

                       PROTEIN POLYMER TECHNOLOGIES, INC.
                                _______________

                        2,207,702 Shares of Common Stock
                                _______________

      This Prospectus relates to the offering of up to an aggregate of 2,207,702 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Protein Polymer Technologies, Inc., a Delaware corporation ("Protein" or the "Company"), which may be offered from time to time by the persons named in this Prospectus under the caption "Selling Securityholders."

      The Shares may be offered for sale from time to time by each Selling Securityholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any Shares will or will not be offered for sale. The Shares are being offered for the accounts of the Selling Securityholders. The Company will not receive any proceeds from the sale of the Shares. It is not possible at the present time to determine the price to the public in any sale of the Shares by the Selling Securityholders and each Selling Securityholder reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Securityholders. All costs, expenses and fees incurred in connection with the registration of the Shares, estimated to be approximately $30,732, are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. See "Plan of Distribution."

      The Selling Securityholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Securityholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions.

      The shares of Common Stock of the Company are traded on NASDAQ ("NASDAQ") under the symbol "PPTI." The last reported sales price per share of the Common Stock as reported by NASDAQ on June 29, 1998 was $0.875.

      THE OFFERING INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                _______________

                  The date of this Prospectus is June __, 1998

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company's Common Stock is listed on NASDAQ and reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus is part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the offering, reference is made to such Registration Statement, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.


                               TABLE OF CONTENTS
                               -----------------

                                                                  Page
                                                                  ----

     Available Information.....................................      2
     Incorporation by Reference................................      3
     Forward-Looking Statements................................      3
     The Company...............................................      4
     Risk Factors..............................................      4
     Material Changes..........................................     10
     Selling Securityholders...................................     11
     Plan of Distribution......................................     13
     Use of Proceeds...........................................     13
     Legal Matters.............................................     13
     Experts...................................................     13
     Indemnification of Directors and Officers.................     14

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROTEIN OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROTEIN SINCE THE DATE HEREOF.

                           INCORPORATION BY REFERENCE

     This Prospectus incorporates by reference certain documents which are not presented herein or delivered herewith. These documents are available upon request from Gwen Como, Director, Investor Relations, Protein Polymer Technologies, Inc., 10655 Sorrento Valley Road, San Diego, California 92121, telephone (619) 558-6064.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such information, unless such exhibits are specifically incorporated herein by reference into the information that this Prospectus incorporates. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference herein:

     (a) Protein's Annual Report on Form 10-KSB for the year ended December 31, 1997 filed with the Commission on April 15, 1998;

     (b) Protein's Current Report on Form 8-K, filed with the Commission on May 1, 1998;

     (c) Protein's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 filed with the Commission on May 15, 1998; and

     (d) The description of the Common Stock contained in Protein's Registration Statement under the Exchange Act on Form 8-A, filed with the Commission on December 11, 1991, as amended by Form 8 filed on January 17, 1992 and by Form 8-A, filed with the Commission on September 5, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth in this Prospectus, including under the caption "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                  THE COMPANY

     Protein Polymer Technologies, Inc., a Delaware corporation ("Protein" or the "Company") is a development-stage biotechnology company engaged in the research, development and production of proprietary protein-based biomaterial with targeted applications in biomedical and specialty use markets. Since 1992, the Company has focused on medical uses for its materials, primarily for surgical repair markets, surgical adhesives and sealants, soft tissues augmentation, wound healing and tissue engineering, surgical adhesion barriers and drug delivery devices. The Company has also developed coating technology that can efficiently modify and improve the surface properties of more traditional implantable materials used in a variety of applications, including cardiovascular products and contact lenses. The Company's current products include SmartPlastic and ProNectin (R) F Cell Attachment Factor for growing human and animal cells.

     The Company was incorporated in Delaware on July 6, 1988. The Company's principal executive offices are located at 10655 Sorrento Valley Road, San Diego, California 92121; its telephone number is (619) 558-6064.

                                  RISK FACTORS

     An investment in the Shares offered hereby involves a high degree of risk. The following risk factors should be considered carefully in evaluating an investment in the Shares offered hereby.

DEPENDENCE ON STRATEGIC PARTNERS

     In order to reduce the time and costs for developing and commercializing its potential products, the Company's strategy is to enter into arrangements with major medical or pharmaceutical companies with broad distribution capabilities in appropriate markets. There can be no assurance that the Company will be able to establish such strategic partnerships or licensing arrangements upon favorable terms and conditions, if at all. Additionally, these arrangements generally may be subject to termination under various circumstances, or solely at the discretion of the strategic partner without prior notice. Termination of such arrangements would have a material adverse effect on the Company's business and financial condition. Furthermore, this strategy may lead to multiple alliances regarding different product opportunities that are active at the same time. There can be no assurance that the Company will be able to successfully manage such multiple arrangements in various stages of development.

     In September 1995, the Company entered into a licensing and development agreement, and a supply agreement, with Ethicon, Inc. ("Ethicon"), an affiliate of Johnson & Johnson Company, with respect to the Company's surgical adhesives and sealants program. The Company expended the majority of its resources in furtherance of its program with Ethicon. Pursuant to its rights under the relevant agreements, Ethicon terminated its relationship with the Company as of December 17, 1997, relative to the tissue adhesives and sealants program, thereby terminating the Company's opportunity to receive further milestone payments under the agreements. Although the Company retains the rights to all its technology, the termination of the agreements with Ethicon has materially adversely affected the Company, including the loss of an expected milestone payment of $1 million and continued research and development reimbursements during 1998.

     In October 1991, the Company entered into a sublicense agreement with Telios Pharmaceuticals, Inc. with respect to the Company's use of certain patents. The Company is obligated to pay certain royalty payments in immaterial amounts until the Company achieves net revenues derived from sales of products formulated using such patents, at which time the royalty payments will be a
small percentage of such revenues.   Between 1992 and 1997 the Company made
certain royalty payments in immaterial amounts to Stanford University, however, as of 1997, the patents underlying a license agreement with Stanford University for the Company's use of such patents expired and no further royalty payments are due. The Company is not currently a party to any other alliances.

     The Company has entered into certain materials evaluation agreements and preliminary negotiations with other entities regarding additional biomedical and specialty use applications of its polymers and technology, including applications in areas other than those identified as product candidates above. These agreements provide, or are intended to provide, for the evaluation of product feasibility. There can be no assurance that the Company will be able to establish such arrangements at all, or do so in a timely manner and on reasonable terms, or that such agreements will lead to joint product development and commercialization agreements.

TECHNOLOGICAL AND COMMERCIAL UNCERTAINTIES

     The Company's technological strategy of designing and producing unique biocompatible materials based on genetically engineered proteins is commercially unproven. The process of developing products and achieving regulatory approvals is time consuming and prone to delays. Except for limited sales averaging less than $100,000 per year of ProNectin(R) F and SmartPlastic , the Company has not completed the development of any product or generated any significant revenues from product sales. The Company's success will depend upon its ability to allocate sufficient resources to products with the most commercial potential, and to design and produce biocompatible materials with the intended chemical, biological and functional properties needed for commercial acceptance.

     The commercial viability of the Company's products will also depend on the success of its research and development activities, its ability to secure strategic alliances appropriate to a product's development, marketing and distribution requirements, and its ability to manufacture its products in sufficient quantity under regulated conditions to meet product demand. The product candidates the Company is currently pursuing will require substantial further development, testing and regulatory approvals; there can be no assurance that these efforts will result in commercially acceptable products. Further, there can be no assurance that such products can be produced in commercial quantities at reasonable costs, can be effectively marketed in a timely fashion, will have significant benefits compared to competitive products on the market at the time of product introduction, or will be accepted for use by the target markets.


HISTORY OF OPERATING LOSSES; CONTINUED EXPECTATION OF LOSSES; FUNDING UNTIL THE SECOND QUARTER OF 1999; FUTURE CAPITAL REQUIREMENTS; GOING CONCERN OPINION

     The Company has incurred operating losses since its inception in 1988, and will continue to do so for at least several more years. As of March 31, 1998, the Company had an accumulated deficit of approximately $25,361,000, and has continued to incur losses since that date. Any potential contract revenues derived from collaborative agreements with possible strategic partners will, alone, be insufficient for the Company to become profitable. Substantial additional capital resources will be required to fund increasing expenditures related to the Company's research and development activities, establishment and scale-up of appropriate manufacturing capabilities, preclinical and clinical testing, regulatory compliance, business development activities, patent prosecution and other factors. Further, the timing of these expenses, and possible offsetting contract revenues, is highly uncertain and may produce financial results that fluctuate significantly from period to period.

     Substantial additional capital resources will be required to fund continuing operating expenditures related to the Company's research, development, manufacturing and business development activities. In the report of the Company's independent auditors for the year ended December 31, 1997, the Company's independent auditors stated that without additional financing, there is substantial doubt about the Company's ability to continue as a going concern. Subsequent to the delivery of the audit for the year ended December 31, 1997, the Company closed on a private placement with a small group of institutional and accredited investors and the Company received approximately $5.2 million, net of expenses. The Company believes that its current capital resources will be sufficient to fund its operating losses through the second quarter of 1999. The Company believes there are a number of alternatives available to meet its continuing capital requirements and is actively pursuing a number of potential approaches to meet the continuing capital requirements of its operations, such as initiating and engaging in preliminary negotiations with a number of potential collaborative partners and ongoing negotiations with potential investors regarding private financings. There can be no assurance that the Company will be able to raise sufficient additional capital funds before the end of this period, if at all, or that such financing will be available on acceptable terms. If adequate funds are not available, the

Company will be required to significantly curtail its operations and relinquish rights to major portions of its technology or products, including rights to manufacture and sale of protein polymers and rights with respect to the Company's tissue repair technology.

INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE

     The areas of business in which the Company engages and proposes to engage are characterized by rapidly evolving technology and intense competition. The anticipated commercial uses of the Company's biomaterials are primarily end-use products for medical applications that require other components as part of a system. End-use products using or incorporating the Company's biomaterials would compete with other products that rely on the use of alternative materials or components. Technologies which compete with those of the Company are, therefore, diverse, complex and numerous.

     Competition in the biomedical and surgical repair markets is particularly significant. The Company's competitors in those markets include major pharmaceutical, surgical product, chemical and specialized biopolymer companies, many of which have financial, technical, research and development and marketing resources significantly greater than those of the Company. Academic institutions and other public and private research organizations are also conducting research and seeking patent protection, and may commercialize products on their own or through joint ventures. Most of the Company's competitors depend on technology other than protein engineering for developing products, for example Focal, Inc. and Closure Medical Corp. The Company believes that research into similar protein engineering technology is currently being conducted by DuPont and several university laboratories.

     The primary competitive factors in the biomedical and surgical repair products market are performance, cost, safety, reliability, ease of use and commercial production capabilities. The Company believes that its ability to compete in this market will be enhanced by its issued patent claims, the breadth of its other pending patent applications and its experience in protein engineering. However, the Company currently does not have the resources to compete commercially without the use of collaborative agreements with third parties. The Company's product technology competes for corporate development and marketing partnership opportunities with numerous other biotechnology companies, research institutes, academic institutions and established pharmaceutical companies. There can be no assurance that the Company's competitors will not succeed in developing products based on the Company's technology or other technologies that are more effective than any which are being developed by the Company, or which would render the Company's technology and products obsolete and non-competitive.


MANUFACTURING UNCERTAINTIES

     To date, the Company has manufactured limited amounts of its biomedical products for internal testing and, in certain cases, evaluation and testing by corporate partners and other third parties. The development and commercialization of certain biomedical products will require the Company, pursuant to applicable governmental regulations, to upgrade its manufacturing facilities and to obtain manufacturing approvals from the United States Food and Drug Administration (the "FDA"). The Company has recently upgraded its production methods to achieve "Good Laboratory Practice" compliance necessary for producing materials used to generate preclinical data that is reviewed by the FDA.

     The Company is currently considering alternative methods for increased production of its biomedical and other product candidates for clinical requirements under Good Manufacturing Practice ("GMP") conditions. For example, the Company may upgrade and expand its existing facility; however, there can be no assurance that, if desired, the Company could adequately develop, fund, implement and manage such a manufacturing facility. Alternatively, the Company may establish external contract manufacturing arrangements; however, there can be no assurance that such arrangements, if desired, could be entered into or maintained on acceptable terms, if at all, or would comply with applicable governmental regulations.

     The Company has not yet developed a process to manufacture its product candidates on a commercial scale. There can be no assurance that a process can be developed by the Company or any other party at a cost or in quantities necessary to become commercially viable. Alternative methods may be needed for producing commercial quantities of products, if any. The actual method, or combination of methods, that the Company may ultimately pursue will depend on a number of factors, including availability, needed quantities, cost and governmental regulations. There is no assurance that the Company will successfully assess the ability of such production methods or establish contract manufacturing arrangements to meet its commercial objectives, or that such methods and arrangements would not adversely affect the Company's margins or its ability to compete in the marketplace.


UNCERTAINTY OF REGULATORY COMPLIANCE AND APPROVALS

     Regulation by governmental authorities in the United States and other countries is a significant factor affecting the success of products resulting from biotechnological research. The Company's current operations and products are, and anticipated products and operations will be, subject to substantial regulation by a variety of local, state, federal and foreign agencies, particularly those products and operations related to biomedical applications. The Company's activities are subject to regulation primarily under the Occupational Safety and Health Act, which requires the Company to provide a "material data safety sheet" to its customers setting forth certain information regarding the Company's products.

     Pre-clinical and clinical testing and pre-market approval from the FDA is required for new medical devices, drugs or vaccines, a generally costly and time-consuming process. The failure to demonstrate adequately to the FDA the safety and efficacy of a product under development could prevent regulatory approval. Alternatively, the FDA may require additional preclinical or clinical testing, which would result in increased costs and significant development delays. Many companies have experienced these types of setbacks during later stage clinical trials, despite promising results in earlier trials. If the Company does not directly produce and sell medical devices, drugs or vaccines, it may not be directly affected by these regulations. However, the Company's anticipated customers and corporate partners would be required to obtain such approvals. Additionally, the Company may be required to file and maintain with the FDA a "Master File" containing information regarding the Company's products. There can be no assurance that the Company or its customers and corporate partners will be able to obtain or maintain the necessary approvals from the FDA or that the Company will be able to maintain a Master File in accordance with FDA regulations. In either case, the Company's anticipated business could be adversely affected.

     The Company has manufactured limited amounts of its biomedical materials and products for internal testing, and, in certain cases, evaluation and testing by corporate partners and other third parties. Preclinical and clinical testing of potential medical device products, where the results will be submitted to the FDA, requires compliance with the FDA's Good Laboratory Practices ("GLP"). The Company has implemented polymer production and quality control procedures, has made certain facilities renovations, and believes it is in compliance with GLP requirements. In addition, because the Company intends for its biomaterials to be used as medical devices that meet clinical and commercial requirements, before pursuing clinical testing and commercial production, it may be required to conform its operations to the FDA's GMP regulations. GMP regulatory requirements are rigorous, and there can be no assurance that GMP status could be obtained in a timely manner and without the expenditure of substantial resources, if at all. The Company may also be required to register its facility with the FDA as an establishment involved in the manufacture of medical devices. The Company believes that its products SmartPlastic and ProNectin (R) F designed for use for in vitro cell culture are not used for internal testing and are therefore not subject to FDA approvals.

     The Company's research, development and production activities are, or may be, subject to various federal and state laws and regulations relating to environmental quality and the use, discharge, storage, transportation and disposal of toxic and hazardous substances. The Company's future activities are expected to be subject to regulation under the Toxic Substances Control Act, which requires the Company to obtain pre-manufacturing approval for any new "chemical material" the Company produces for commercial use that does not fall within the FDA's regulatory jurisdiction.

     The Company believes it is currently in compliance with such laws and regulations applicable to its current operations. Although the Company intends to use its best efforts to comply with all laws and regulations in the future, there can be no assurance that the Company will be able to fully comply with such laws, or that full compliance will not require substantial capital expenditures. There can be no assurance that future approvals will be sought or obtained, and the failure to obtain or maintain these approvals, or any substantial delay in obtaining these approvals, would likely have a material adverse effect on the Company's operations.


DEPENDENCE ON KEY EMPLOYEES

     As of June 8, 1998, the Company had thirty-two full-time employees and two part-time employees, of whom six have employment contracts with the Company and seven hold Ph.D. degrees in the chemical or biological sciences. The success of the Company will depend largely upon the efforts of its scientists and certain of its executive officers. The loss of services of any one of these individuals would have a material adverse effect on the Company's business opportunities and prospects. The recruitment and retention of additional qualified management and scientific personnel is also critical to the Company's success. There can be no assurance that the Company will be able to attract and retain required personnel on acceptable terms, due to the competition for such experienced personnel from other biotechnology, pharmaceutical and chemical companies, universities and non-profit research institutions. The Company does not maintain "key-man" or similar life insurance policies with respect to such persons to compensate the Company in the event of their deaths.


PRODUCT LIABILITY; ABSENCE OF INSURANCE

     Product liability claims may be asserted with respect to the Company's technology or products either directly or through the Company's strategic partners. The Company may be exposed to potential product liability risks whenever human clinical testing is performed or medical device product sales occur. The Company believes that its current preclinical testing, production activities and sales of SmartPlastic and ProNectin (R) F products do not pose any material potential product liability risk. The Company therefore currently has no product liability insurance. To the Company's knowledge no product liability claims have ever been made against the Company. Although the Company may seek insurance against the risk of product liability in the future, there can be no assurance that acceptable levels of insurance coverage with appropriate terms will be obtainable, or that the assertion of a product liability claim would not materially adversely affect the business or financial condition of the Company.

PATENTS AND TRADE SECRETS

     The Company's success will depend, in part, on its ability to obtain patent or other protection for its technology and product candidates. The Company seeks to obtain such protection through patents, maintenance of trade secrets and contractual agreements. The success of the Company will also depend in part on the Company not infringing patents issued to competitors or other proprietary rights of third parties.

     To date, seven United States patents have been issued to the Company, three additional patents have been allowed and eleven additional patent applications are pending. The patent position of biotechnology companies is highly uncertain and involves complex legal, scientific and factual questions. There can be no assurance that patents will issue from any of the Company's pending patent applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology and product candidates. In addition, there can be no assurance that any patents previously or subsequently issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any proprietary protection or competitive advantage to the Company.

     Competitors may have filed patent applications or may have obtained patents and other proprietary rights relating to products or processes similar to and competitive with those of the Company. The scope and validity of such patents, the extent to which the Company may be required to obtain licenses under these patents or other proprietary rights, and the cost and availability of such licenses are presently unknown. No assurance can be made that any licenses required under any patents or proprietary rights will be made available to the Company on acceptable terms, if at all. Further, the Company may enter into collaborative research and development arrangements with strategic partners which may result in the development of new technologies or products. There is no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology or products that may be so developed.

     The Company has also applied for patent protection with respect to certain of its patents in foreign countries, including Japan, Australia, Europe and India. The Company has not yet marketed, sold or developed its products outside the United States. There can be no assurance that patents will issue from any of the Company's pending foreign patent applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology and product candidates. In addition, there can be no assurance that any foreign patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any proprietary protection or competitive advantage to the Company.
Furthermore, certain foreign intellectual properties laws may not be as protective as those of the United States.

     The Company also seeks to protect its intellectual property in part by confidentiality agreements with its employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have an adequate remedy for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by competitors.


DIVIDEND POLICY; NO PAYMENT OF DIVIDENDS

     The Company has never paid dividends on its common stock, and given its continuing loss situation, does not anticipate paying any cash dividends on the common stock in the foreseeable future. Additionally, the holders of the Company's Series D Preferred stock have certain preferences which entitle them to cumulative dividends prior to the payment of any cash dividends on the Company's common stock.


VOLATILITY OF TRADING PRICE

     There has been significant volatility in market prices of securities of biotechnology companies, and the trading price of the Shares could be subject to wide fluctuations. Factors such as announcements of technological innovations and new commercial products by the Company's competitors, adverse results in product testing, litigation, governmental regulation or adverse patent or proprietary rights developments could have a significant adverse impact on the market price of the Company's common stock.


INVESTMENT COMPANY ACT CONSIDERATIONS

     The Company believes that it is primarily engaged in business other than investing, reinvesting, owning, holding or trading in securities. The Company invests its cash in cash equivalents and short-term investments of high quality, following the investment guidelines approved by the Board of Directors.
However, there can be no assurance that the Company may not be required to comply with the registration requirements of the Investment Company Act of 1940. Such registration requirements would have a material adverse effect upon the Company.

POSSIBLE NASDAQ DELISTING; POTENTIAL REGULATION AS A PENNY STOCK

     The Common Stock is currently listed for trading on the Nasdaq SmallCap Market. The continued trading of the Common Stock on the Nasdaq SmallCap Market is conditioned upon the Company meeting certain quantitative and qualitative requirements regarding assets, capital, earnings surplus, stock price and corporate governance features. The National Association of Securities Dealers revised the standards for continued listing effective February 23, 1998, which standards include: (i) maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization, or (z) $500,000 of net income for two of the last three years; (ii) at least 500,000 shares in public float valued at $1,000,000 or more; (iii) a minimum Common Stock bid price of $1.00; (iv) at least two market makers; and (v) at least 300 holders of the Common Stock.

     The Company believes that it is currently in compliance with the new requirements for continued listing. The Company expects that substantial additional capital resources will be required to fund continuing operating expenditures related to the Company's research, development, manufacturing and business development activities, however, there can be no assurance that the Company will be successful in obtaining such additional capital or of continuing to meet the Nasdaq SmallCap Market maintenance criteria. To the extent the Company is unable to satisfy the new maintenance criteria, the Common Stock will be subject to being delisted, and trading in the Common Stock thereafter, if any, will likely be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of any such delisting, it is expected that the stockholders of the Company would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, any such delisting will make the Common Stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in future capital raising transactions.

     In the event that the Common Stock is no longer approved for quotation on the Nasdaq SmallCap Market, the Common Stock may become subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq SmallCap Market. If the Common Stock is removed from listing on the Nasdaq SmallCap Market and no other exception applies, the Company's common stock may become subject to the SEC's Penny Stock Rules, Rule 15g-1 through Rule 15g-9 under the Exchange Act. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of holders to sell the Company's securities in the secondary market and the price at which such holders can sell any such securities. Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.

                                MATERIAL CHANGES

     In September 1995 the Company entered into a licensing and development agreement, and a supply agreement, with Ethicon with respect to the Company's surgical adhesives and sealants program. If these agreements had not been terminated, Ethicon would have received exclusive worldwide development, marketing and distribution rights to products produced under the Company's proprietary technology rights. In exchange, the Company would have received research and development payments and milestone payments, as well as potential manufacturing and royalty payments. Ethicon maintained the right to terminate the agreements at any time.

     On December 16, 1997, Ethicon exercised its rights to terminate the agreements, effective December 17, 1997. As a result of the termination, Ethicon has no further financial obligations to the Company. For the agreements to have remained in force, Ethicon would have been required to select one specific protein polymer adhesive formulation for commercial development and regulatory approval, and to commit to accomplishing these goals within specific timelines. By declining to proceed with acceptance of a specific product formulation, Ethicon relinquished all rights to the underlying technology as well as its control over the Company's right to establish other relationships in the field of tissue adhesives and sealants.

     The termination of the Ethicon agreements has materially adversely affected the Company, including the loss of an expected milestone payment of $1 million and continued research and development reimbursements during 1998. The Company believes that its current capital resources will be sufficient to fund its operating losses through the second quarter of 1999. There can be no assurance that the Company will be able to raise sufficient additional funds before the end of this period, if at all, or that such financing will be available on acceptable terms. If adequate funds are not available, the Company will be required to significantly curtail its operating plans and relinquish rights to major portions of the Company's technology or products.

                            SELLING SECURITYHOLDERS

     The Shares offered hereby were issued to the Selling Securityholders pursuant to (i) their exercise of certain warrants in April 1996 for an exercise price of $1.25 per share, (ii) their conversion of certain shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") between September 1997 and May 1998 at conversion ratios ranging between 71.124 and 53.333 shares of Common Stock, depending on the market price of the Common Stock on the date of conversion, for each share of Series D Preferred Stock held, and (iii) the payment of 231,931 shares of Common Stock representing accumulated dividends on the Series D Preferred Stock. Such warrants constituted all of the 432,000 warrants (the "Series C Warrants") which were originally issued and sold by the Company to the Selling Securityholders and other investors in conjunction with the Company's previously outstanding Series C Convertible Preferred Stock in 1994, and all of the 500,960 warrants (the "Series D Warrants") which were originally issued and sold by the Company to the Selling Securityholders and other investors in conjunction with the Company's Series D Preferred Stock in 1995. Such shares of Series D Preferred Stock so converted constitute 21,422.83 of the 49,186.84 shares of the Company's Series D Preferred Stock which were originally issued and sold by the Company to the Selling Securityholders and other investors in 1995. In April 1998, 26,420.00 shares of the Company's Series D Preferred Stock were exchanged for an equal number of the Company's Series F Convertible Preferred Stock ("Series F Preferred Stock") having identical terms to the Series D Preferred Stock. Also included in the Shares covered by this Prospectus is the resale of shares of Common Stock issuable to certain of the Selling Securityholders upon their conversion of 447.01 shares of Series D Preferred Stock. In connection with the issuance of the Series C Warrants, the Series D Warrants, the Series D Preferred Stock and the Series F Preferred Stock, the Company and the Selling Securityholders entered into a Registration Rights Agreement pursuant to which the Registration Statement, of which this Prospectus is a part, was filed. The Company has agreed to use its best efforts to cause such Registration Statement to become effective under the Securities Act. In connection with the exercise of the Series C Warrants and the Series D Warrants and the issuance of the Series D Preferred Stock, the Company received approximately $3,598,350 that was used to fund the Company's operations and working capital needs. The Company did not receive any proceeds upon the exchange of certain shares of Series D Preferred Stock for shares of Series F Preferred Stock.

     The following table sets forth as of June 8, 1998, and upon completion of the offering described in this Prospectus, information with regard to the beneficial ownership of the Company's Common Stock by the Selling Securityholders. The Selling Securityholders may not have a present intention of selling the Shares and may offer no Shares for sale or less than the number of the Shares indicated, or may sell the Shares by a means other than this offering.

                                  Shares Beneficially                Shares to              Shares Beneficially
                                  Owned Before Offering /1/  /2/     be Offered /3/         Owned After Offering /4/
                                  ---------------------------        ----------             --------------------
Name and Address                  Number           Percentage                               Number     Percentage
-----------------------------     ------           ----------                               ------     ----------

Patricia A. DeSalvo-Cavelius        5,000                *                5,000                   0           *
    Living Trust/6/

Patricia Lyon Deutch
 Revocable                          67,486                *              67,486                   0           *
    Trust/6/

Johnson & Johnson Development    1,648,933            14.6%             520,480           1,128,453       10.0%
    Corporation/5/

Anthony Lyon/6/                     27,700                *              27,700                   0           *

Sigler & Co./6/                  2,093,268             19.9%          1,528,752             564,516        5.4%

Supreme Graphics Pension
 Trust/6/                           16,000                *              16,000                   0           *

Frank & Nina Morse Tenants &
 Co.                                   214                *                 214                   0           *

The Adams Investment                30,150                *              30,150                   0           *

Profit Sharing Plan FBO T.
 Reed/7/                            11,920                 *             11,920                   0           *

---------------------------------

* Amount represents less than 1% of the Common Stock. As of June 29, 1998, the Company had 10,537,873 shares of Common Stock outstanding.

1/   The persons named in the above table have sole voting and investment power
- with respect to all shares beneficially owned by them, subject to community property laws where applicable, unless otherwise noted. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the Selling Securityholders.

2/   Beneficial ownership is determined in accordance with rules of the
- Securities and Exchange Commission, and includes, generally, voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

3/   The Selling Securityholders may offer less than the amount of Shares
- indicated. No representation is made that any Shares will or will not be offered for sale.

4/   This assumes that all Shares owned by the Selling Securityholders which are
- offered hereby are sold. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed purchase of Shares.

5/   Includes shares of Common Stock issuable upon conversion of 897 shares of
- the Company's Series D Preferred Stock and 26,420 shares of the Company's Series F Preferred Stock, each at a conversion price of $3.75 per share. The number of shares of Common Stock receivable upon conversion of each share of Series D Preferred Stock and each share of Series F Preferred Stock is equal to $100 divided by the lesser of (i) $3.75 or (ii) the market price at the time of conversion. Johnson & Johnson Development Corporation ("JJDC") has shared voting and investment power with respect to all shares of Common Stock with its parent company, Johnson & Johnson. Independently of JJDC's investment in the Series D Preferred Stock, JJDC's affiliate, Ethicon, Inc., was formerly a party to a series of agreements related to the development of tissue adhesives and sealants. The Company's agreements with Ethicon, Inc. were entered into simultaneously with JJDC's investment in the Series D Preferred Stock. See "Material Changes."

6/   Taurus Advisory Group may be deemed to be the beneficial owner of these
- 2,209,454 shares, which in the aggregate would constitute approximately 21.0% of the shares of Common Stock outstanding, to the extent that it has discretionary authority to vote or dispose of such shares. Taurus Advisory Group expressly disclaims such beneficial ownership.

7/   Includes shares of Common Stock issuable upon conversion of 447.01 shares
- of the Company's Series D Preferred Stock at a conversion price of $3.75 per share. The number of shares of Common Stock receivable upon conversion of each share of Series D Preferred Stock is equal to $100 divided by the lesser of (i) $3.75 or (ii) the market price at the time of conversion.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Securityholders. Such sales may be made on one or more exchanges or in the over-the-counter market (including NASDAQ) or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by each of the Selling Securityholders acting as principal for its own account or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.
The Company has agreed to indemnify the Selling Securityholders against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

     It is not possible at the present time to determine the price to the public in any sale of the Common Stock by the Selling Securityholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Common Stock will be the purchase price of the Common Stock sold less all applicable commissions and underwriters' discounts, if any. The Company will pay substantially all the expenses incident to the registration, offering and sale of the Common Stock to the public by Selling Securityholders (currently estimated to be $30,732), other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes.

     In the event the Common Stock is removed from listing by the Nasdaq SmallCap market and no other exception applies, the Company's common stock may become subject to the SEC's Penny Stock Rules and broker-dealers may become subject to the requirements summarized above under the caption "Risk Factors - Possible Nasdaq Delisting; Potential Regulation as a Penny Stock."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered by the Selling Securityholders pursuant to this Prospectus.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements of Protein Polymer Technologies, Inc. appearing in Protein Polymer Technologies, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The Company currently maintains such directors' and officers' insurance. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     As permitted by Section 102 of the Delaware General Corporation Law, the Company's stockholders have approved and incorporated provisions into the Company's Certificate of Incorporation eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements contractually obligate the Company to indemnify its directors and executive officers to the fullest extent permitted by applicable law, including mandatory indemnification unless prohibited by statute, mandatory advancement of expenses, accelerated procedures for the authorization of indemnification and litigation "appeal" rights of an indemnitee in the event of an unfavorable determination or where the board fails or refuses to act. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

     The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
--------

     The fees and expenses payable by the Company in connection with the sale of the shares of Common Stock being registered are estimated as follows:

                                                       Amount
                                                       ------
     SEC Filing Fee  ..............................   $   732

     Legal Fees and Expenses  .....................    18,000*

     Accounting Fees   ............................     7,000*

     Consulting Fees   ............................         0

     Printing Expenses ............................     2,000*

     Miscellaneous  ...............................     3,000*

               Total ..............................    $30,732
                                                       -------

     _________

     * Estimated


Item 15.  Indemnification of Directors and Officers.
--------

     The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     As permitted by Section 102 of the Delaware General Corporation Law, the Company's stockholders have approved and incorporated provisions into the Company's Certificate of Incorporation eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements contractually obligate the Company to indemnify its directors and executive officers to the fullest extent permitted by applicable law, including mandatory indemnification unless prohibited by statute, mandatory advancement of expenses, accelerated procedures for the authorization of indemnification and litigation "appeal" rights of an indemnitee in the event of an unfavorable determination or where the board fails or refuses to act. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

     The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.


Item 16.    Exhibits.
--------

     5      Opinion of counsel as to legality of securities being registered.

     23.1   Consent of Ernst & Young LLP, independent auditors.

     23.2   Consent of counsel (included in Exhibit 5).

     24.1   Power of Attorney (included herein on the signature page).



Item 17.    Undertakings.
--------

     The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
     --------  -------
     information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 30, 1998.

                         PROTEIN POLYMER TECHNOLOGIES, INC.,
                         a Delaware corporation



                         By:  /s/ J. THOMAS PARMETER
                              ------------------------------------------
                              J. Thomas Parmeter, Chairman of the Board,
                              President & Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Thomas Parmeter and Aron P. Stern, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                           Title                          Date
-------------------------   --------------------------------------   ----------------

/s/ J. THOMAS PARMETER      Chairman of the Board, President and     February 5, 1998
-------------------------   Chief Executive Officer
J. Thomas Parmeter          (Principal Executive Officer)

/s/ ARON P. STERN           Vice President-Finance and Chief         February 5, 1998
-------------------------   Financial Officer (Principal
Aron P. Stern               Financial and Accounting Officer)

/s/ EDWARD E. DAVID         Director                                 February 5, 1998
-------------------------
Edward E. David


/s/ GEORGE R. WALKER        Director                                 February 5, 1998
-------------------------
George R. Walker

/s/ BRENT R. NICKLAS        Director                                 February 5, 1998
-----------------------
Brent R. Nicklas


/s/ PATRICIA J. CORNELL     Director                                 February 5, 1998
--------------------------
Patricia J. Cornell


/s/ BERTRAM I. ROWLAND      Director                                 February 5, 1998
--------------------------
Bertram I. Rowland


/s/ PHILIP J. DAVIS         Director                                 February 5, 1998
--------------------------
Philip J. Davis


/s/ EDWARD J. HARTNETT      Director                                 February 5, 1998
--------------------------
Edward J. Hartnett

                                 EXHIBIT INDEX



Exhibit No.  Description
-----------  -----------

  5 Opinion of counsel as to legality of securities being registered.

  23.1    Consent of Ernst & Young LLP, independent auditors.

  23.2    Consent of counsel (included in Exhibit 5).

  24.1    Power of Attorney (included herein on
          the signature page).